UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   HAMSON, MICHAEL S
   GROUND FLOOR
   128 JOLIMONT ROAD
   JOLIMONT, VIC  3002
   AUSTRALIA
2. Date of Event Requiring Statement (Month/Day/Year)
   3/13/02
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   NEWMONT MINING CORPORATION
   NEM
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, $1.60 par value              |4,943 (1) (2)         |D               |                                               |
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Common Stock, $1.60 par value              |4,800 (1) (2)         |I               |By Indubilla Pty Ltd                           |
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Common Stock, $1.60 par value              |3,210 (1) (2) (3)     |I               |By Hillstream Pty Ltd                          |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)  Mr. Hamson holds 129,533 Australia CHESS Depositary Interests
("CDIs").
(2) The CDIs evidence beneficial ownership of shares of the Registrant's common stock on a ten-for-one basis.
(3) Hillstream Pty Ltd is controlled by Mr. Hamson's spouse.
(4) Michael S. Hamson has executed a power of attorney, a copy of which has been previously filed, authorizing
Britt D. Banks to execute this Form 3 on his behalf.
SIGNATURE OF REPORTING PERSON
Michael S. Hamson by Britt D. Banks, Attorney in Fact (4)
DATE
March 25, 2002